Exhibit (a)(5)

FORM OF REMINDER OF EXPIRATION DATE

REMINDER OF EXPIRATION DATE OF OPTION AMENDMENT OFFER:

12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, DECEMBER 14, 2007

To Holders of Eligible Options pursuant to the Sun Microsystems, Inc. Option Amendment Offer:

As we previously informed you, Section 409A of the Internal Revenue Code imposes certain adverse tax consequences (including a 20% penalty tax) on stock options that were granted with an exercise price that was below the fair market value of the underlying common stock on the grant measurement date and which vested after December 31, 2004.  As we notified you on November 16, 2007, we have determined that you were granted stock options, either pursuant to the (i) Sun Microsystems, Inc. Equity Compensation Acquisition Plan, (ii) Pirus Networks, Inc. 2000 Stock Option Plan (which options were subsequently assumed by Sun), or (iii) Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan (which options were subsequently assumed by Sun), that meet the foregoing criteria and thus may be subject to potential adverse tax consequences of Section 409A.

On November 16, 2007, we sent you a package containing the following documents: (i) a Cover Memo; (ii) an Offer to Amend, dated November 16, 2007; (iii) a Letter of Transmittal; and (iv) a Withdrawal Form (collectively, the “Offer”).  These documents contained detailed information about our Offer to amend certain of your below-market options to provide you with the opportunity to avoid adverse tax consequences of Section 409A.

THE OFFER TO AMEND YOUR ELIGIBLE OPTIONS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 14, 2007, UNLESS WE EXTEND THE OFFER.

If you decide to accept the Offer with respect to your Eligible Options, you must submit your Letter of Transmittal in accordance with the instructions attached to that document. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to ensure timely delivery and receipt of your documents.

If you do not want to accept the Offer with respect to your Eligible Options, please disregard this reminder.  However, your failure to accept the Offer may cause you to be subject to adverse tax consequences of Section 409A and you will have to take other action on your own to bring your Eligible Options into compliance to avoid these adverse tax consequences.